Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION OF
NICARAGUA RISING INC.

Nicaragua Rising Inc., a corporation organized and existing under and by virtue of the Nevada Revised Statutes of the State of Nevada (the “ Corporation “), does hereby certify:

FIRST:                                The Board of Directors of the Corporation (the “Board”), acting by Unanimous Written Consent in accordance with Section 78.315 of the Nevada Revised Statutes of the State of Nevada, adopted a resolution authorizing the Corporation to effect a change of the Corporation’s name from Nicaragua Rising Inc. to Ceelox, Inc. and to file this Certificate of Amendment:

RESOLVED, that the Articles of Incorporation of the Corporation be amended by changing Section 1 thereof so that, as amended, said Section shall be amended to read as follows:

1.	Name of Corporation – Ceelox, Inc.

SECOND:                           That in lieu of a meeting and vote of stockholders, holders of a majority of the issued and outstanding shares of our common stock that are entitled to vote, have given Written Consent to said amendment in accordance with the provisions of Section 78.320 of the Nevada Revised Statutes of the State of Nevada.

THIRD:                              That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 78.390 of the Nevada Revised Statutes of the State of Nevada.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 30th day of August, 2010.

NICARAGUA RISING INC.

By: /s/ GERRY EUSTON_____
Name: Gerry Euston
Title: Chief Executive Officer